ATRINSIC
MARKETING SERVICES AGREEMENT

THIS MARKETING SERVICES AGREEMENT (this “Agreement”) is entered into as of March 26, 2010 and effective as of July 1, 2009 (the “Effective Date”) by and between Brilliant Digital Entertainment, Inc., a Delaware corporation, with its principal place of business located at 12711 Ventura Boulevard, Suite 210, Studio City, California 91604 (together with and on behalf of its subsidiaries, including but not limited to Altnet, Inc., a Delaware corporation, “BDE”) and Atrinsic, Inc., a Delaware corporation, with its principal place of business located at 469 7th Avenue, 10th Floor, New York, NY 10018 (“Atrinsic.”).

WHEREAS, Atrinsic is engaged in the business of providing marketing services to drive mobile and local exchange carrier phone subscribers to mobile and web-based properties with the goal of generating leads, registrations and sales;

WHEREAS, BDE desires to create a new online channel, product and service providing its end-users, buyers and customers (“Subscriber(s)”) with content subscription services to be billed through a mobile content aggregator, local exchange carrier, credit card company or any other provider of direct-to-consumer billing and collection services; and

WHEREAS, BDE desires to engage Atrinsic to perform certain marketing services for BDE to promote, advertise and market BDE’s content subscription service.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Definitions:

1.1.      Ancillary Websites. Ancillary Websites shall be defined as websites, other than the Website or any other website operating under the Brand, offering, referring or in any way advertising or marketing the Brand, Website or Content Services;

1.2.      Brand. Brand shall be defined as the following trade name, trademark, domain name or other fictitious business name of Kazaa.

1.3.      Confidential Information. Confidential Information shall be defined as any and all information designated “Confidential” by either party or disclosed during the Term and/or the negotiation of the same by one party to the other party, which is or should be reasonably understood to be confidential and/or proprietary including, without limitation, the material terms of this Agreement (including pricing), financial information, product, service and business plans, customer information, vendor and other business relationship information, and projections and marketing data.

1.4.      Confirmed Lead. Confirmed Lead shall be defined as a Subscriber who actively confirms his or her purchase or subscription of Content Services by use of such Content Services, directly or indirectly, in response to any communication or other means employed by or on behalf of Atrinsic in performing the Marketing Services.

1.5.      Content Services. Content Services shall be defined as all products and services offered or provided by BDE in connection with its content subscription service.

1.6.      Marketing Services. Marketing Services shall be defined as those certain promotion, advertising and marketing services with respect to the Website, Brand and Content Services including, but not limited to, ad creation, copywriting, media bidding, tracking, and reporting services, lead generation services, ROI tracking and conversion rate monitoring and channel strategy, Search Engine Optimization, search engine marketing, display marketing (including web banner advertisements), email marketing, PPC and other forms of internet media marketing.  .

1.7.      Organic Search. Organic Search shall be defined as traffic or search results that are generated from a search engine’s algorithm and not from advertisements or sponsorships.

1.8.      Search Engine Optimization. Search Engine Optimization shall be defined as the process of improving the volume of potential Subscribers who visit a website listed in the Organic Search results generated by search engines.

1.9.      Website. Website shall be defined as the website, located at www.kazaa.com, operated by or for BDE to market and/or provide or otherwise make available the Content Services.

2.           Exclusivity and Services.

2.1.      Exclusivity. Subject to the terms and conditions of this Agreement, BDE hereby grants to Atrinsic any and all licenses, rights and permissions necessary for Atrinsic to perform the Marketing Services during the Term.  Subject to the Airarena Agreement (as defined below), Atrinsic shall be the exclusive provider of the Marketing Services to BDE and, during the Term, BDE shall not engage in any discussions or negotiations or enter into any agreement with any other party for the provision of services which are the same as or similar to the Marketing Services; provided, however, the parties acknowledge and agree that certain of the Marketing Services shall be provided by Airarena Pty Ltd. as provided in the Management Services Agreement between BDE and Airarena Pty Ltd. in substantially the form attached hereto as Exhibit A (the “Airarena Agreement”).

2.2.      Marketing Services. During the Term, Atrinsic shall be responsible for all Marketing Services, strategy, development, execution and development and operation of the Ancillary Websites and for the development and distribution of advertisements in connection with the Marketing Services; provided, however, that the parties acknowledge and agree than certain of the Marketing Services shall instead be provided pursuant to the Airarena Agreement. Creative designs for any such advertisements developed by Atrinsic, must be affirmatively preapproved by BDE in writing, by email or by facsimile, which approval shall not be unreasonably withheld or delayed.  Except as provided in the Airarena Agreement, Atrinsic shall have the exclusive right to place advertisements for the Content Services on the Ancillary Websites.  Atrinsic shall provide the Marketing Services in compliance with all applicable Federal Trade Commission (“FTC”) Rules and Regulations, the CAN-SPAM Act of 2003 (the “CAN-SPAM Act”), Mobile Marketing Association (“MMA”) Guidelines and other applicable state and federal laws, each as amended and current at the time of the applicable Marketing Services.  Additionally, Atrinsic shall use its commercially reasonable efforts to provide the Marketing Services in a manner such that BDE and its Content Services offerings are not listed on the “blacklists” of anti-spam service providers such as McAfee; in the event BDE and/or its Content Services are included on such a list, Atrinsic shall use its best efforts to remove BDE from such list within thirty days.  BDE shall provide Atrinsic with any and all information, materials, products and services needed to perform its obligations hereunder.

3.           Payment Terms.

3.1.      Performance Fees.  Atrinsic shall pay to BDE advances equal to the amount of pre-approved and mututally agreed costs and expenses incurred by BDE in connection with the provision of Marketing Services pursuant to the Airarena Agreement during the Term of this Agreement (the “Advances”). The Advances shall be recoupable, on a dollar for dollar basis, as provided below.  Notwithstanding anything contained herein to the contrary, in no event shall Atrinsic be required to make any Advances, incur any cost, expense, charge or fee hereunder or advance any funds to BDE or any third party in respect of any Marketing Services or otherwise if greater than $5,000,000 (or such other amount as mutually agreed in writing) remains unrecouped by Atrinsic and/or unpaid to Atrinsic pursuant to Sections 3.1 or 8 of this Agreement or Sections 5.2.3 or 5.3 of the Master Services Agreement between Atrinsic and BDE of even date herewith (“Master Services Agreement”).  BDE shall pay to Atrinsic a marketing fee (collectively, the “Fee”) as follows:  (i) all amounts noted in the pre-approved Marketing Service budget plans presented by Atrinsic in advance, which include a detailed marketing budget and a targeted CPA; plus (ii) any pre-approved direct costs related to the Marketing Services, including but not limited to all Advances.  For the period beginning on the Effective Date through August 31, 2009, the “Fees” with respect to such period shall be determined between the parties in good faith (without regard to the process noted above), which such Fees shall be determined by August 30, 2009.  Within thirty (30) days following the last day of each calendar month, Atrinsic shall provide to BDE a written report stating the number of Confirmed Leads provided by Atrinsic during the preceding month and calculating the aggregate Fees (the “Report”).  Representatives of Atrinsic and BDE shall meet on a monthly basis to review the Report and discuss and determine the projected and budgeted Fees and targeted number of Confirmed Leads for the following month, which such Fees may not be exceeded by Atrinsic without the approval of BDE.  In the event BDE disputes the accuracy of the Confirmed Leads or the calculation of any Fee, BDE must notify Atrinsic of such dispute within 30 days following the delivery of the Report.  Thereafter, the Report shall be deemed accepted by BDE.  The parties will use their commercially reasonable efforts to resolve such dispute prior to the date such Fees are due; provided, however, in the event that such dispute is not resolved, the reported Fees shall remain due and payable.  Fees not otherwise recouped by Atrinsic pursuant to the Master Services Agreement (the “Unrecouped Fees”) shall be due and payable by BDE within one hundred eighty (180) days after the Report date, or such longer period of time after the Report date as Atrinsic may agree to in its sole and absolute discretion, and shall be secured pursuant to the terms of that certain Security Agreement by and between BDE and Atrinsic of even date herewith.  Notwithstanding the foregoing, in no event shall BDE be required to pay any Unrecouped Fees in excess of $2,500,000 in the aggregate (less any other amounts paid to Atrinsic as ‘Unrecouped Amounts’ pursuant to the Master Services Agreement).

3.2.      Books and Records.  During the Term and for at least two (2) years thereafter, BDE shall keep true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, pertaining to the Content Services.

3.3.      Audits. In addition to the rights provided in Section 3.1 to dispute any particular invoice for Fees, during the Term and for two (2) years following the expiration or termination of this Agreement, BDE shall have the right to appoint an independent auditor to conduct an inspection and audit of relevant records in order to verify the correctness of the Confirmed Leads reported by Atrinsic and Atrinsic shall promptly pay BDE the amount of any underpayment revealed by the audit; provided that, (i) such audits are conducted at reasonable times during regular business hours and with reasonable advance written notice, (ii) such audits are conducted not more than once every year, (iii) BDE shall be responsible for payment of all fees and expenses associated with such audit, unless the auditor finds a discrepancy of greater than ten percent (10%) of the audited amount, in which event Atrinsic shall reimburse BDE the amount of the audit fees and expenses, (iv) and the information and materials reviewed or obtained in such audit shall be protected as Atrinsic’s Confidential Information (defined below).

4.           Intellectual Property.

4.1.      License Grant. BDE hereby grants to Atrinsic a non-exclusive, royalty-free, sublicensable, non-transferable license to use, reproduce and display the Brand and all other trademarks, trade names, service marks, service names and logos proprietary to or licensed by BDE that BDE provides to Atrinsic solely for use or display on the Website and any Ancillary Websites and, subject to preapproval by BDE, in connection with the provision of the Marketing Services, and any additions, modifications, enhancements or other derivative works to the foregoing that may be made by BDE from time to time and approved by BDE for use or display in connection with the Marketing Services (“BDE Marks”).  Atrinsic acknowledges that, as between Atrinsic and BDE, BDE is the owner or licensee of all right, title and interest in and to the BDE Marks and all intellectual property and proprietary rights therein recognized anywhere in the world.  All goodwill derived from Atrinsic’s use of the BDE Marks shall inure to the benefit of BDE.

4.2.      Ownership of Works.  All rights and proceeds of any and all ideas, preliminary work, drafts, revisions, versions, polishing, and refinements, and all copyrights, trademarks, patents and other intellectual property, and all other tangible expressions thereof of whatever kind or nature including, without limitation, software, computer programs and the like (hereinafter collectively referred to as “Works”) developed by or on behalf of Atrinsic or any of its sublicensees in performance of the Marketing Services including, but not limited to, advertisements, creative, copy and other promotional materials and the Ancillary Websites, as well as those depicting, incorporating or based on the BDE Marks, Website, Brand and/or Content Services ((in all cases other than the BDE Marks, Website, Brand and/or Content Services themselves and the Customer Data (the ownership of which is provided for in Section 5.1)), shall be deemed to be exclusively owned and controlled by Atrinsic unless otherwise agreed in writing or any other agreement between Atrinsic and BDE.  Atrinsic shall be deemed the author of the Works and shall own all right, title, and interest throughout the universe in perpetuity in and to said Works including, without limitation, all copyright, patent, trademark and other intellectual property rights therein and all renewals or extensions thereof, and the right to use, adapt and change said Works and to prepare derivative works thereof.  Should BDE acquire any rights in any of the Works or any part thereof BDE hereby agrees to assign, and hereby irrevocably assigns to Atrinsic in perpetuity throughout the universe, all right, title, and interest including without limitation, all copyrights, patents and trademarks and all renewals and extensions thereof, all rights under worldwide copyright or trademark laws or treaties, in and to the Works and all portions thereof whether heretofore or hereafter created (other than the Brand, BDE Marks, Website and/or Content Services and the Customer Data.

5.           Customer Data.

5.1.      Ownership. BDE and Atrinsic shall jointly own any and all Subscriber information collected by or through the Website or in connection with the Content Services or any party thereof during the Term (collectively, the “Customer Data”).

5.2.           Limitations.  At all times, both during and after the Term, the parties shall not do any of the following with respect to the Customer Data, or any part thereof (i) violate any FTC Rule or Regulation, the CAN-SPAM Act, MMA Guidelines, privacy policy of the Website of any Ancillary Website, or any other applicable laws, rules and regulations or (ii) send more than one SMS marketing message per day containing a BDE or Atrinsic proprietary offer, as applicable, without the prior written consent of the other party.   For purposes of clarity, this section only applies to the transmission of proprietary offers and shall not be interpreted to limit Atrinsic’s right to send multiple SMS marketing messages containing third party offers using the Customer Data, if agreed to by BDE. In addition, SMS marketing messages sent using Customer Data, or any part thereof, must include an opt-in and unsubscribe mechanism in accordance with applicable FTC Rules and Regulations, the CAN-SPAM Act, MMA Guidelines, the privacy policies of the Website and any Ancillary Website, as well as any other applicable laws, rules and regulations.  Notwithstanding the above, any marketing using Customer Data must be agreed to by both Parties prior to its implementation.

6.           Representations and Warranties.

6.1.      BDE.  BDE hereby represents and warrants to Atrinsic that (i) BDE is the sole and exclusive owner of all of the right, title and interest in and to, or has a valid license to use, any and all content and technologies contributed by BDE in accordance with this Agreement, including but not limited to the Brand, the BDE Marks, the Website and the Content Services (collectively, the “BDE Rights”), (ii) BDE has not assigned or licensed, and will not during the Term assign or license, in whole or in part, any of the BDE Rights in contravention of the terms and conditions of this Agreement, (iii) to BDE’s knowledge, none of the BDE Rights infringe on nor will infringe on any third party intellectual property rights, (iv) BDE is not in breach of or default under any of the terms, covenants or provisions relating to the use of the BDE Rights, and BDE knows of no event which, but for the passage of time or the giving of notice or both, would constitute such a breach or event of default, (v) BDE has not, and to BDE’s knowledge no third party has, commenced any action or given or received any notice with respect to the BDE Rights and/or BDE’s use of any of the BDE Rights, (vi) BDE does not owe any past-due fees or other costs to any affiliated party or other third party with respect to the BDE Rights, (vii) BDE shall not, either directly or indirectly, seek to register or use a domain name similar to an Ancillary Website domain name or a trademark similar to an Ancillary Website domain name, (viii) neither BDE’s execution of this Agreement nor entering into the transactions contemplated by this Agreement contravene any other agreement or transaction to which BDE is a party, and (ix) BDE has not violated any law, rule or regulation with respect to its ownership, licensing and/or use of any of the BDE Rights,

6.2.      Atrinsic.  Atrinsic hereby represents and warrants to BDE that (i) Atrinsic is the sole and exclusive owner of all of the right, title and interest in and to or has a valid license to use any contents and technologies contributed by Atrinsic in accordance with this Agreement, including, without limitation, the Works, (collectively, the “Atrinsic Rights”), (ii) Atrinsic has not, and will not during the Term, assign or license, in whole or in part, any of the Atrinsic Rights in contravention of the terms and conditions of this Agreement, (iii) to Atrinsic’s knowledge, none of the Atrinsic Rights infringes on any third party intellectual property rights, (iv) Atrinsic is not in breach of or default under any of the terms, covenants or provisions relating to the use of the Atrinsic Rights, and Atrinsic knows of no event which, but for the passage of time or the giving of notice or both, would constitute such a breach or event of default, (v) Atrinsic has not, and to Atrinsic’s knowledge no third party has, commenced any action or given or received any notice with respect to the Atrinsic Rights and/or Atrinsic’s use of any of the Atrinsic Rights, (vi) Atrinsic does not owe any past-due fees or other costs to any affiliated party or other third party with respect to the Atrinsic Rights, (vii) neither Atrinsic’s execution of this Agreement nor entering into the transactions contemplated by this Agreement contravene any other agreement or transaction to which Atrinsic is a party, and (ix) Atrinsic has not violated any law, rule or regulation with respect to its ownership, licensing and/or use of any of the Atrinsic Rights.

6.3.      Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1 AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE MARKETING SERVICES ARE PROVIDED ON AN “AS-IS” AND “AS AVAILABLE” BASIS AND ATRINSIC MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE MARKETING SERVICES OR THE RESULTS OR PROCEEDS THEREOF,  AND DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF SATISFACTORY QUALITY MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

7.           Limitation of Liability.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES OR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR LOSS OF USE EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, (II) THE COST OF PROCURING SUBSTITUTE PRODUCTS OR SERVICES OR (III) ANY AMOUNT IN EXCESS OF THE AGGREGATE AMOUNTS PAID OR PAYABLE BY BDE UNDER THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD PRIOR TO THE DATE ON WHICH THE CLAIM OR CAUSE OF ACTION RESULTING IN LIABILITY AROSE.

8.           Indemnification.

8.1.      Indemnification. BDE and Atrinsic (each, an “Indemnifying Party”), at its own cost and expense, hereby agrees to defend, indemnify and hold the other party (“Other Party”) and the Other Party’s shareholders, directors, officers, employees, affiliates, successors, consultants, representatives, independent contractors, contractors, subcontractors and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all proceedings, demands, damages, suits, judgments, settlements, claims, liabilities, causes of action, actions, costs and expenses (including, without limitation, attorneys’ fees and costs) (each, a “Claim”), brought by a third party (including, but not limited to, a federal or state regulatory agency) (each, a “Third Party Assertion”) against an Indemnified Party that directly arises out of or is made in connection with (i) Indemnifying Party’s breach of any representation or warranty set forth in this Agreement, (ii) Indemnifying Party’s breach or non-performance of any of its obligations pursuant to this Agreement, (iii) Indemnifying Party’s misappropriation or infringement of the Other Party’s or any third party’s intellectual property, (iv) Indemnifying Party’s or an affiliated party’s fraud, willful misrepresentation, willful misconduct or omission with respect to this Agreement or any product or service provided in connection with this Agreement, (v) any violation by Indemnifying Party of (a) a third party’s privacy or identity rights (including, but not limited to, the privacy rights of children), and (c) any applicable privacy laws, regardless of whether the Other Party had or should have had knowledge thereof, (vi) any violation by Indemnifying Party of any law, rule or regulation with respect to this Agreement or any product or service provided in connection this Agreement, or (viii) in circumstances for which BDE is the Indemnifying Party, the Content Services and any content, information, data, or messages provided directly or indirectly by or on behalf of BDE, or a Subscriber using the Content Services (whether transmitted on its own or on any third party’s behalf).

8.2.      Control of Defense and Costs. In the event an Indemnified Party seeks indemnification pursuant to this Agreement, Indemnifying Party shall assume control of the defense of such Third Party Assertion and in connection with such defense shall appoint lead counsel (subject to the approval of the Indemnified Party, which shall not be unreasonably withheld) for such defense, in each case at Indemnifying Party’s sole cost and expense. Indemnifying Party shall not enter into any settlement or compromise of any such Third Party Assertion without the applicable Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld. Indemnifying Party shall pay any and all costs, fees, damages and expenses including, but not limited to, reasonable attorneys’ fees and costs (including appellate level) awarded against or otherwise incurred by an Indemnified Party in connection with or arising from any Third Party Assertion. The existence or non-existence of insurance shall in no manner affect Indemnifying Party’s obligations under this Agreement.

8.3.      Notice. In the event an Indemnified Party seeks indemnification pursuant to this Agreement, the Indemnified Party shall give prompt written notice to Indemnifying Party of the applicable Third Party Assertion; provided, however, that failure to give prompt notice shall not relieve Indemnifying Party of any liability under this Agreement, except to the extent Indemnifying Party demonstrates that the defense of such Third Party Assertion is materially prejudiced by such failure.

8.4.      Cooperation. An Indemnified Party shall reasonably cooperate with Indemnifying Party in the defense or prosecution of a Third Party Assertion at Indemnifying Party’s sole cost and expense.

8.5.      Participation. An Indemnified Party shall have the right to participate, at its own cost and expense, in the defense and settlement of any Third Party Assertion and to employ counsel of its choice for such purpose; provided, however, Indemnifying Party shall pay the reasonable fees, costs and expenses of such separate counsel incurred by the Indemnified Party if, following the Indemnified Party providing prior written notice of such Third Party Assertion to Indemnifying Party: (i) Indemnifying Party shall have failed or refused to acknowledge that it has an indemnity obligation for such Third Party Assertion prior to the date of such notice, or (ii) representation of both Indemnifying Party and the Indemnified Party by the same counsel would, under applicable code or rules of professional conduct or responsibility, create a conflict of interest.

9.           Term. The initial term (“Initial Term”) of this Agreement shall be three (3) years commencing on the Effective Date, unless terminated earlier in accordance with Section 10.1; provided, however that this Agreement will automatically renew for additional twelve (12)-month periods (each, a “Renewal Term” and, together with the Initial Term, collectively referred to as the “Term”), unless either party notifies the other party in writing of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.

10.         Termination.

10.1.    Right to Terminate.  Each party shall have the right to immediately terminate this Agreement in the event (i) the other party materially breaches this Agreement and such breach remains uncured thirty (30) days following written notice describing the breach from the non-breaching party, or (ii) the other party violates any applicable FTC Rule or and Regulation, the CAN-SPAM Act, MMA Guidelines, or other applicable state and/or federal law and such party has not cured the non-compliance within five (5) days of receiving written notice of such non-compliance, except in the case where the non-compliance directly results in an adverse determination or judgment by or in favor of a governmental regulatory agency, in which event such notice and cure period shall not apply.

10.2.    Effect of Termination. In the event this Agreement expires or is terminated, then (i) Atrinsic will cease providing the Marketing Services and its efforts to generate Subscribers, (ii) all licenses and rights granted herein shall terminate and revert to the party granting such licenses or rights, (iii) BDE shall continue to pay Fees incurred prior to termination to Atrinsic in accordance with Section 3.1, (iv) neither BDE nor Atrinsic shall solicit, or attempt to solicit, any Subscribers to discontinue their subscription of the Content Services, and (v) each party shall use its commercially reasonable efforts to cooperate with the other to effect a smooth and orderly transition.  From the time that a notice of termination is received by either party until the effective termination date, each party shall use it commercially reasonable efforts to cooperate fully with any newly appointed party performing the duties contemplated hereunder.  Any costs and expenses incurred in the transition of services contemplated hereunder shall be borne by BDE.

11.         Confidential Information.

11.1.    Confidentiality Obligations.  Each party agrees to regard and preserve as confidential all information related to the rights and obligations of the other party under this Agreement and the business and activities of the other party, their clients, licensors, suppliers and other entities with whom such other party does business, which may be obtained by such party from any source or may be developed or disclosed as a result of this Agreement, including the economic and financial terms and conditions contained in or otherwise referenced by this Agreement (the “Confidential Information”).  Each party agrees to use the Confidential Information of the other party hereto solely to perform its obligations under this Agreement and not for any other purpose (whether for its own benefit or the benefit of any other party), agrees to hold the Confidential Information of the other party hereto in trust and confidence and agrees not disclose Confidential Information of the other party hereto to any person, firm or enterprise.  Each party agrees to protect the Confidential Information of the other party hereto with at least the same security measures (but no less than commercially reasonable security measures) that such party uses to protect its own Confidential Information or trade secrets.  Even when disclosure is permitted, each party agrees to limit access to and disclosure of each other party’s Confidential Information solely to its employees on a “need to know” basis for purposes directly related to the performance of the party’s obligations hereunder. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information pursuant to applicable law or regulation or compulsion of proper judicial or other legal process including, without limitation, to satisfy a party’s public disclosure requirements under state and federal securities laws; provided, however, that, if legally permitted to do so, the disclosing party shall provide prompt notice of the same prior to such required disclosure such that the other applicable party may seek a protective order or other appropriate remedy to safeguard, restrict and/or limit the disclosure of such Confidential Information.

11.2.    Exceptions.  For purposes of this Agreement, Confidential Information includes, without limitation, information about each party’s operations, services, trade secrets, proprietary and competitive information, financial information, computer programs, algorithms, application programming interfaces, design, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning each party’s actual or anticipated business, research or development, information that is marked “Confidential” or information which is received in confidence by a party or for a party from any other person or entity; provided, however, that information shall not be considered Confidential Information to the extent, but only to the extent that such information (a) is or becomes publicly available through no fault, default or breach of or by the receiving party, (b) is or was rightfully acquired by the receiving party from another without restriction or obligation of confidentiality or (c) if such information is or was independently developed by the receiving party without use of or reference to Confidential Information of the other party.  Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information pursuant to applicable law or regulation or compulsion of proper judicial or other legal process including, without limitation, to satisfy a party’s public disclosure requirements under state and federal securities laws; provided, however, that, if legally permitted to do so, the disclosing party shall provide prompt notice of the same prior to such required disclosure such that the other applicable party may seek a protective order or other appropriate remedy to safeguard, restrict and/or limit the disclosure of such Confidential Information.

11.3.    Non Solicitation.  Each party agrees that during the Term of this Agreement and for a one (1) year period after termination of this Agreement, such party will not (1) directly or indirectly solicit, induce, encourage or attempt to solicit or induce any employee of the other party to discontinue his or her employment with such party; (2) usurp any opportunity of the other party that such party becomes aware of from any other party during the term of this Agreement; or (3) directly or indirectly interfere with, solicit, induce or attempt to influence any person or business that is an account, customer or client of the other party that such party becomes aware of from the other party except for the benefit of such other party.

12.         Press Releases. All press releases and other public disclosures with respect to the Website, Brand or Content Services or the relationship contemplated in the Agreement shall require the prior written approval of both parties.

13.         Force Majeure. Either party’s performance of any part of this Agreement, other than payment obligations, shall be excused to the extent that it is hindered, delayed or otherwise made impractical by the acts or omissions of the other party or any network operator, flood, fire, earthquake, strike, stoppage of work, or riot, failure or diminishment of power or of telecommunications or data networks or services not under the control of a party, governmental or military acts or orders or restrictions, terrorist attack; or any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of that party and not caused by the negligence of the non-performing party (collectively referred to as “Force Majeure” below.  If any Force Majeure condition(s) occur(s), the non-performing party shall make reasonable efforts to notify the other party of the nature of any such condition and the extent of the delay, and shall make reasonable, good faith efforts to resume performance as soon as practicable.

14.          Miscellaneous.

14.1.    Notices.  All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date of delivery, if notice is sent by a nationally recognized overnight express courier with tracking capabilities, (iv) by fax upon written confirmation with a confirmation copy sent by mail, or (v) on the day of transmission if by email delivery.  Such notices shall be given to the parties at the address set forth above.  Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

14.2.    Amendments. No amendment, modification or change to this Agreement shall be effective unless it is in writing and signed by both parties.

14.3.    Further Assurances. The parties hereby agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

14.4.    Incorporation. The Recitals and all schedules and exhibits referenced in and attached to this Agreement are true and correct and are hereby incorporated into this Agreement.

14.5.    Severability. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.6.    Parties in Interest. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the BDE, Atrinsic and their respective successors and permitted assigns.  Notwithstanding the foregoing, BDE agrees that any and all BDE obligations under this Agreement shall be guaranteed by any entity controlling, controlled by or under common control with BDE (each a “BDE Affiliate”) and this Agreement shall be legally enforceable against any BDE Affiliate.

14.7.    Headings. All headings in this agreement are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

14.8.    Dispute Resolution. The parties agree to attempt to resolve any disputes arising out of this Agreement pursuant to the terms of this Section.

14.8.1.     Management Resolution. Any dispute arising under this Agreement shall first be referred to BDE’s President and Atrinsic’s CEO (“Management Resolution”) for resolution.

14.8.2.     Mediation. In the event the attempt at Management Resolution fails to resolve the dispute within thirty (30) days of either party providing written notice to the other party of the commencement of the Management Resolution process, either party may refer the dispute to non-binding mediation (“Mediation”) for resolution. The Mediation shall be held at a mutually agreed to location and at a mutually agreed to time before a mutually agreed to certified mediator.

14.8.3.     Arbitration.  In the event the attempt at Mediation fails to resolve the dispute within thirty (30) days of either party providing written notice to the other party requesting Mediation to resolve the applicable dispute, either party may refer the dispute to binding arbitration in Los Angeles, California (“Arbitration”) for final resolution administered by the American Arbitration Association under its Commercial Arbitration Rules.

14.9.    Governing Law; Venue; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflicts of law provisions thereof.  For any action to compel arbitration or enforce an arbitration award or seek injunctive relief pursuant to this Agreement, the parties hereby expressly consent to the jurisdiction and venue of the state and/or federal courts located in Los Angeles County, California and BDE hereby expressly waives any objection to such venue based upon forum non-conveniens or otherwise.

14.10.  Attorneys’ Fees and Costs. In the event of any arbitration, action to compel arbitration or enforce an arbitration award or seek injunctive relief pursuant to this Agreement, the prevailing party in such action shall be entitled to an award of their reasonable attorneys’ fees and costs through arbitration, trial and all levels of appeal.

14.11.  Survival. The provisions set forth in Sections 1, 4, 5, 6, 7, 8, 9, 11.2, 12 and 15 will survive the expiration and termination of this Agreement. In addition, any obligation to collect and distribute accrued revenue shall survive the expiration and termination of this Agreement.

14.12.  Assignment. Neither party may assign this Agreement or delegate any portion or obligation set forth in this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld, and any purported assignment or delegation without such consent shall be null and void; provided, however, that either party may assign, transfer, delegate or perform any rights or obligations under this Agreement through a wholly-owned subsidiary of such party, without the approval of the other party, so long as such party remains liable for all obligations of such party and the permitted assignee under this Agreement.

14.13.  Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement among the parties with respect to the subject matter in this Agreement and replaces and supersedes all prior and contemporaneous agreements, understandings and statements by and between the parties. No representation, statement, condition or warranty not contained in this Agreement will be binding on the parties or have any force or effect whatsoever.

14.14.  Counterparts. This Agreement may be signed and executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one Agreement.  A facsimile signature shall be deemed an original for purposes of evidencing execution of this Agreement.

IN WITNESS WHEREOF, each of the undersigned parties has consented its duly authorized representative to execute this Agreement as of the Effective Date.

BDE:

Brilliant Digital Entertainment, Inc.

By:
Name:
Title:

ATRINSIC

Atrinsic, Inc., a Delaware corporation

By:
Name:
Title: